Exhibit 10.40

SECOND AMMENDMENT TO LEASE AGREEMENT

This Second Amendment to Lease Agreement (the “Amendment”) is made and entered into effective April 30, 2022 (the “Effective Date”) by and between Set Jet, LLC, a Nevada limited liability company, (“Tenant”) and Indigo Pearl, LLC, a Delaware limited liability company (“Landlord”), collectively referred to as the “Parties.”

R E C I T A L S

A. Landlord and Tenant entered into that certain Office Lease Agreement dated December 15, 2020, and that Amendment to Lease agreement dated December 30, 2020 (the “Lease”) regarding the leased premises located at 15011 North 75th Street, Suite One, Scottsdale, Arizona 85260.

B. Pursuant to the Lease, Tenant leases approximately 8,797 +/- square feet of office space located at 15011 North 75th Street, Suite One, Scottsdale, Arizona 85260 (the “Leased Premises”).

C. Tenant desires to lease the entire building located at 15011 North 75th Street, Scottsdale, Arizona 85260 (the “Building”) as further defined in the Lease from Landlord and Landlord desires to lease to Tenant the Building subject to and in accordance with the terms and conditions set forth in this Amendment.

COVENANTS

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meaning ascribed to them in the Lease.

Expanded Office Space. Effective April 30, 2022, the Leased Premises is increased to include the 7876 +/- rentable square feet of office space located on the first floor of the Building and commonly known as Suite 2 (the “Expanded Office Space”). The definition of Leased Premises is hereby modified as of the Effective Date to mean total rentable square feet of 16,673 square feet. Therefore Paragraph 1.8 of the Lease is modified to reflect the additional square footage.

Storage Space. Effective April 30, 2022 (“the Effective Date”), Set Jet further agrees to lease an additional 3743 +/- square feet of space located on the second floor of the Building and currently being utilized by Set Jet for storage (the “Storage Space”). The definition of Leased Premises is modified as of the Effective Date to also include the Storage Pace. Therefore Paragraph 1.8 of the Lease is modified to reflect the additional square footage.

Building Common Area. The interior of the Building Common Area is approximately 1110 +/- square feet. Tenant, its customers, employees and licensees shall have exclusive use to the Building Common Area for the term of the Lease and any extension thereof, provided that Tenant is the sole Tenant of the Building.

Operating Costs – Tenant’s Obligation. As of the Effective Date, Tenant shall pay Landlord one hundred percent (100%) of the Operating Costs as defined in the Lease. Tenant further acknowledges its obligation to pay Eighty Thousand One Hundred and Fifteen Dollars ($80,815.00) in accordance with Section 6.2 of the Lease based upon deficiency between the estimated and actual Operating Costs for Fiscal Year 2021, plus Rent Tax on this amount at a rate of 2.25% (or $1,818.34), for a total of Additional Rent due and owing of $82,633.34 (hereinafter referred to as the “Deficiency”). Landlord has applied a portion of the Security Deposit to pay the Deficiency. Tenant agrees that it shall restore the Security Deposit to its original amount on or before September 15, 2022. Failure to do so shall constitute a material breach of the Lease.

Additional Security Deposit. Landlord shall require an additional security deposit of Eighty Thousand Dollars ($80,000.00) (the “Additional Security Deposit”) upon execution of the Amendment. Notwithstanding the foregoing, Landlord agrees to waive the Additional Security Deposit contingent upon Tenant restoring the Security Deposit to its original amount on or before September 15, 2022. Failure to do so shall trigger Tenant’s obligation to pay the Additional Security Deposit on or before September 15, 2022.

Base Rent. Commencing on the Effective Date, Base Rent for the Leased Premises shall correspond with the Lease and be paid according to the following schedule:

4/30/2022 – 12/14/2022 $28,427.46 per month
based upon a rental rate 20.46 per rentable square foot

12/15/2022 – 12/14/2023 $29,816.88 per month
based upon a rental rate 21.46 per rentable square foot

12/15/2023 – 12/14/2024 $31,206.30 per month
based upon a rental rate 22.46 per rentable square foot

In addition, commencing on the Effective Date, Base Rent for the Storage Space shall be paid according to the following schedule:

4/30/2022 – 12/14/2022 $3,743.00 per month
based upon a rental rate $12.00 per rentable square foot

12/15/2022 – 12/14/2023 $4,054.92 per month
based upon a rental rate $13.00 per rentable square foot

12/15/2023 – 12/14/2024 $4,366.83 per month
based upon a rental rate $14.00 per rentable square foot

(the “Storage Areas Base Rent”). Should Tenant decide to perform Alterations and Improvements to the Storage Area, Tenant shall fully comply with Section 7.2 of the Lease and all related provisions of the Lease. The Storage Area Base Rent shall not increase except as otherwise set forth herein.

Landlord Approval for Modifications to Building, Property, Leased Premises, and/or Common Area. Tenant shall obtain Landlord’s approval prior to making any changes or modifications to the Building, Property, Leased Premises, and/or Common Area. Landlord expressly prohibits any changes or modifications to any exterior doors or windows.

Parking. Tenant, its customers, employees and licensees shall have exclusive use to the parking depicted on Exhibit D to the Lease for the term of the Lease and any extension thereof, provided that Tenant is the sole Tenant of the Building.

Binding Effect. This Amendment shall inure to the benefit of and be binding upon, the Parties hereto, and their respective successors and permitted assigns.

Counterparts. The Parties may execute this Amendment in counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument.

Electronic Mail. This Amendment may be executed by DocuSign and transmitted by electronic mail, and any such executed versions shall be binding on the Parties hereto as if the signature thereto was originally executed.

Contingent upon Termination of Handshake Lease. This Amendment is expressly contingent upon the termination any and all leasehold interests in the Expanded Office Space, including Handshake Home Loans, Inc. and its subtenant, Shared Practices.

Deadline for Acceptance. Tenant shall have until Monday, April 11, 2022, to execute this Amendment.

[SIGNATURE PAGES TO FOLLOW]

EXECUTED effective for all purposes on the day and year first above written,

LANDLORD:

INDIGO PEARL, LLC,
a Delaware limited liability company

By:	/s/ Jeff Caron
Name:	Jeff Caron
Title:	CEO

TENANT:

SET JET, LLC
a Nevada limited liability company

By:	/s/ Thomas P Smith
Name:	Thomas P Smith
Title:	Co-Founder Director and CEO

[SIGNATURE PAGE TO SECOND AMENDMENT TO OFFICE LEASE]